UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 8, 2011

Federal National Mortgage Association
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-50231	52-0883107
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3900 Wisconsin Avenue, NW, Washington, District of Columbia		20016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202-752-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On August 8, 2011, Standard & Poor’s ("S&P") downgraded our long-term senior debt rating to "AA+" with a negative outlook. Previously, our long-term senior debt had been rated by S&P as "AAA" and had been on CreditWatch Negative. S&P affirmed our short-term senior debt rating of "A-1+" and removed it from CreditWatch Negative.

S&P took these ratings actions following its downgrade of the U.S. government’s long-term debt rating to "AA+" on August 5, 2011, due to our direct reliance on the U.S. government. In assigning a negative outlook on the U.S. government’s long-term debt rating, S&P noted that it may lower the U.S. government’s long-term debt rating to "AA" within the next two years if it sees that less reduction in spending than agreed to, higher interest rates, or new fiscal pressures during the period result in a higher general government debt trajectory than it currently assumes. If S&P further lowers the U.S. government’s long-term debt rating, we expect that it would lower our long-term debt rating correspondingly shortly thereafter.

As of August 8, 2011, our long-term debt continued to be rated "Aaa" by Moody’s Investors Service, Inc. and "AAA" by Fitch Ratings.

We cannot predict the ultimate impact of the S&P downgrade on our access to or cost of debt funding, or on our business, liquidity, results of operations, financial condition or net worth. See "Risk Factors" in our quarterly report on Form 10-Q for the quarter ended June 30, 2011, filed with the Securities and Exchange Commission on August 5, 2011, for a discussion of the risks to our business relating to a decrease in our credit ratings.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal National Mortgage Association

August 8, 2011	By:	/s/ David C. Hisey

Name: David C. Hisey
Title: Executive Vice President and Deputy Chief Financial Officer